Ankit Consulting Services Inc.

CPAs & Consultants

30211 Avenida De Las Banderas, Suite # 200
Rancho Santa Margarita, CA 92688
Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A is a part, of the report dated October 31, 2017 relative to the financial statements of MiTio Inc., as of June 30, 2017 and for the period from May 24, 2017 (inception) to June 30, 2017.

We also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Certified Public Accountants

Ankit Consulting Services, Inc.
Certified Public Accountants
Rancho Santa Margarita, CA
October 31, 2017